FOR IMMEDIATE RELEASE

Contact:	Steven Nelson
GNC Corporation
412-288-8389
steven-nelson@gnc-hq.com
GNC SAME STORE SALES INCREASE
IN THIRD QUARTER
     PITTSBURGH — October 5, 2006 — GNC Corporation, the largest global specialty retailer of nutritional supplements, today announced strong same store sales results for the third quarter of 2006.
     Domestic same store sales for the third quarter of 2006 increased 11.7 percent for corporate stores and 7.0 percent for franchise stores. Corporate store sales include internet sales, which added 1.5 percent to corporate same store sales growth.
     “I am extremely pleased with the continued strong sales performance we are seeing across every major category and in all of our store formats. This quarter is especially encouraging since it not only represents the fourth consecutive quarter of strong single- to double-digit same store sales growth, but also double-digit same store sales growth against positive growth from last year in the third quarter,” said President and Chief Executive Officer Joseph Fortunato.
     GNC, based in Pittsburgh, Pa., is the largest global specialty retailer of nutritional supplements, which includes vitamin, mineral and herbal supplements, sports nutrition products, diet and energy products and specialty supplements. GNC has more than 4,800 retail locations throughout the United States, including more than 1,000 domestic franchise locations, and locations in 43 international markets. The company also sells products through its Web site, www.gnc.com.

     This release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to our financial condition, results of operations and business that is not historical information. Forward-looking statements can be identified by the use of terminology such as “subject to,” “believes,” “anticipates,” “plans,” “expects,” “intends,” “estimates,” “projects,” “may,” “will,” “should,” “can,” the negatives thereof, variations thereon and similar expressions, or by discussions of strategy. GNC believes there is a reasonable basis for our expectations and beliefs, but they are inherently uncertain; we may not realize our expectations and our beliefs may not prove correct. We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. Actual results could differ materially from those described or implied by such forward-looking statements. We disclose factors that may materially affect such forward-looking statements in our filings with the SEC and in our quarterly earnings releases.